                                                               EXHIBIT (4)(f)(v)


                               [LOGO] METLIFE(R)
                      METROPOLITAN LIFE INSURANCE COMPANY
               (A Mutual Company Incorporated in New York State)

in consideration of the purchase payments it receives under this contract, will pay the benefits of this contract according to its provisions. The contractholder and MetLife execute this contract in duplicate to take effect as of the contract date.

--------------------------------------------------------------------------------
                                SPECIFICATIONS

GROUP ANNUITY CONTRACT NUMBER           [12345]

EGN NUMBER                              [67890]

CONTRACT DATE                           [September 1, 1996]

CONTRACTHOLDER                          [ABC County]

EMPLOYER                                [ABC County] Deferred
                                        Compensation Plan

ADMINISTRATIVE FEE                      See item [4.2]
--------------------------------------------------------------------------------

ALL VALUES PROVIDED BY THIS CONTRACT WHICH ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO AMOUNT. AVAILABLE SEPARATE ACCOUNT INVESTMENT DIVISIONS AS OF THE CONTRACT DATE
ARE: THE METROPOLITAN GROWTH, INCOME, DIVERSIFIED, AGGRESSIVE GROWTH, THE INTERNATIONAL STOCK AND STOCK INDEX DIVISIONS, FIDELITY DIVISIONS AND THE CALVERT DIVISIONS. A DESCRIPTION OF EACH OF THESE DIVISIONS IS INCLUDED IN THE PROSPECTUS.

By______________________________       Metropolitan Life Insurance Company

________________________________       /s/ Christine N. Markussen
Signature                              Christine N. Markussen, Vice-President
                                        & Secretary

____________________________           /s/ Harry P. Kamen
Title                                  Harry P. Kamen
                                       Chairman, President & Chief
________________________________        Executive Officer
Witness
                                       _______________________________________
_________________________________      Registrar
Date
                                       _______________________________________
_________________________________      Date
City and State
                                       _______________________________________
                                       City and State


         This contract is not eligible for dividends--see item [12.7].

                      PLEASE READ THIS CONTRACT CAREFULLY

                   IRC Section 457(b) --Deferred Compensation
                                   Cover Page


Form G.3068

                                     Contents
==================================================================
Section                                                       Page
-------                                                       ----

      1  DEFINITIONS                                             3

      2  RELATION BETWEEN PLAN AND CONTRACT                      5
    2.1      General Understanding                               5
    2.2      Changes in Plan's Provisions; Competing Plan        5
  [ 2.3      Requests for Plan Benefits and Transfers]           6

      3  EMPLOYEE ACCOUNT; PURCHASE PAYMENTS                     7
    3.1      Employee Account                                    7
    3.2      Purchase Payments                                   7

      4  FIXED INTEREST ACCOUNT                                  8
    4.1      Crediting of Interest                               8
    4.2      Administrative Fee                                  8

      5  SEPARATE ACCOUNT                                        9
    5.1      Separate Account E                                  9
    5.2      Accumulation Units                                  9
    5.3      Valuation                                           9
    5.4      Administrative Fee                                 10
    5.5      Changes to the Separate Account                    10

      6  TRANSFERS                                              11
    6.1      Transfers Generally                                11

      7  WITHDRAWALS                                            12
    7.1      Withdrawal Request                                 12
    7.2      Partial Withdrawals                                12
    7.3      Withdrawal Charges [If Additional Funding Options
             Become Available]                                  12
    7.4      Exemptions From Withdrawal Charges                 13
    7.5      Free-Corridor                                      14
    7.6      Example of Withdrawals                             15
    7.7      Right to Delay                                     15

==================================================================

==================================================================
Section  Topic                                                Page
-------  -----                                                ----

      8  FEDERAL INCOME TAXES                                   16
    8.1  Federal Income Tax Rules As They Relate to 457(b)
         Annuities
                                                                16
      9  DEATH BENEFIT
    9.1  The Amount of the Death Benefit                        17
    9.2  Who Receives the Death Benefit                         17
                                                                17
     10  INCOME PLANS
   10.1  Income Plans Available                                 18
   10.2  Income Plan Purchases                                  18
   10.3  Cost of Annuities                                      18
   10.4  Guarantee                                              19
   10.5  Income Annuity Certificates                            20
   10.6  Misstatements                                          20
                                                                20
     11  DISCONTINUANCE
                                                                21

     12  GENERAL PROVISIONS
   12.1  Entire Contract                                        23
   12.2  Claims of Creditors; Assignment                        23
   12.3  Liability for Payments                                 23
   12.4  Communications; Payments                               23
   12.5  Information to be Furnished                            23
   12.6  Applicable Law; Changes; Right to Amend                23
   12.7  Non-Participating                                      24
   12.8  Statements                                             24
                                                                24

==================================================================

                            SECTION 1-- DEFINITIONS

[1.1]  "Annuitant" is a person for whom income payments are being made.

[1.2] "Code" means the United States Internal Revenue Code of 1986, as amended from time to time.

[1.3] "[Contract] Year" is generally the 12 month period beginning on the contract date of the [Contract] and every 12 month period thereafter. The first [Contract] Year could be more or less than 12 months. If it is more or less than 12 months, it will be specified in the [Contract].

[1.4] "Designated Office" is the administrative office servicing your contract. Currently it is MetLife's office at [1125 17th Street, Denver, Colorado 80202]. We will notify you of any change.

[1.5] "Employee" means an employee of the Contractholder who is participating in the Plan in accordance with its provisions and for whom money is contributed under this Contract. Separation from service does not end one's participation in the Plan.

[1.6] "Employee Account Balance" is the entire amount we hold under this contract for an Employee. Amounts are for bookkeeping purposes only and give the Employee no rights. You will be the sole owner of all Employee Account Balances and will have the exclusive right to all contract benefits.

[1.7] "Employee Year" for the first year is measured from the date a purchase payment is first received on behalf of each Employee and continues to the date specified in the [Contract]. Such date will not be less than three
       (3) months or more than fifteen (15) months. Each new Employee Year begins the next day.

[1.8] "Fixed Interest Account" means the general account described more fully in Section 4.

[1.9] "Funding Options" refer to [the Metropolitan Series Fund, Inc., the Calvert Responsibly Invested Balanced Portfolio, the Calvert Capital Accumulation Portfolio, and Fidelity's Variable Insurance Products Fund and Variable Insurance Products Fund II. All are either mutual funds or series of mutual funds used only for insurance and annuity contracts such as this one. The Metropolitan Series Fund and Fidelity's Variable Insurance Products Fund and Variable Insurance Products Fund II are divided into portfolios each of which has its own investment objectives].

[1.10] "Investment Divisions" are part of the Separate Account. Each division invests in a corresponding portfolio or series of the Funding Options, rather than investing directly in stocks, bonds or other investments. Thus, the investment experience of each division will generally be the same as that of the corresponding portfolio or series, reduced by charges under this contract for services and benefits we provide. We will tell you about any changes.

[1.11]  "Plan " means [the ABC County Deferred Compensation 457(b) Plan].

[1.12] "Plan Year" runs from January 1 through December 31 or such other period that the Contractholder specifies and communicates to MetLife.

[1.13]  "Purchase Payment" refers to money received under this contract.

[1.14] "Purchase Payment Year" for any purchase payment, for the first year, is measured from the date we receive it in our designated office and continues until the last day of the month in which the anniversary of such receipt occurs. Each new purchase payment year begins on the first day of the next month.

[1.15] "Section 457 Plan" means a plan that meets the requirements of Section 457(b) of the Code.

[1.16] "Separate Account" means an investment account we maintain separate from our other assets, divided into investment options. The Separate Account is described more fully in Section 5.

[1.17] "We", "Us", and "Our" and "MetLife" refer to Metropolitan Life Insurance Company.

[1.18]  "You" and "Your" mean the Contractholder specified on the cover page.

                 SECTION 2--RELATION BETWEEN PLAN AND CONTRACT

2.1  General Understanding

     The Plan permits purchase payments to be paid under a contract of this type. You have given MetLife a copy of the Plan as in effect on the Issue Date. The Plan is mentioned for reference purposes only. We are not a party to the Plan.

     You and MetLife agree as follows:

     (1) As of the Contract Date, the Plan has certain provisions and/or related administrative practices applicable to [purchase payments by and on behalf of Employees, investment options available to Employees, allocation of such purchase payments among the Plan's investment options, transfers of account balance amounts between such investment options, and payments to Employees or their beneficiaries because of retirement, separation from service, death, in-service unforeseen emergency withdrawals, or in-service withdrawals for any reason at or after age 70 1/2]. References in this contract to Plan provisions and/or administrative practices mean the provisions and/or administrative practices as in effect on the Issue Date.

     (2) As used in this contract, "separation from service" does not include transfer or other change of employment from one governmental agency to another.

     (3) Employees will exercise their own independently determined judgments with regard to Plan option decisions, without influence or direction by you. You may, however, add or eliminate investment options or elect an alternative funding agent pursuant to Section [2.2 or pursuant to Section 11].

     (4) [If you request, we will serve as a third party administrator, the compensation for which will be made by you and specified in a separate agreement entered into at the same time as this contract.]

2.2  Changes in Plan's Provisions; Competing Plan

     You will furnish MetLife with advance copies of all communications to Employees concerning the Plan, which might have a material effect on this contract's financial experience. Such communications include, but are not limited to, an announcement of the addition or elimination of an investment option, or a written explanation of Plan provisions. Such communications will be sent to MetLife for review, but will not be subject to MetLife's approval.

     [If MetLife's financial experience under this contract would be adversely affected as the result of a Plan amendment and/or change in the Plan's administrative practices (e.g., restriction on transfers) that would materially increase the amount of payments MetLife would have to make under this contract, or materially reduce the interval between such payments, MetLife may discontinue this contract under the terms of Section 11.]

[2.3 Requests for Plan Benefits and Transfers

     You must, on behalf of Employees, request withdrawals or transfers pursuant to the Plan provisions referred to in Section 2.1. [You also will specify how the withdrawal will be used.]]

                 SECTION 3--EMPLOYEE ACCOUNT; PURCHASE PAYMENTS

3.1  Employee Account

     You will establish an account for each Employee participating under the Plan. Nothing in this contract is to be construed as giving any Employee at any time a security interest in any Employee Account Balance or as placing any Employee Account Balance in trust with you for the benefit of any Employee. Employee Account Balances are not collateral security for the payment of any benefits under any plan and are available to meet your general obligations.

3.2  Purchase Payments

     Purchase payments may be made on behalf of an Employee at any time while this contract is in effect. The Employee on whose behalf the purchase payment is made must be identified. All purchase payments should be sent to our designated office unless you and we agree otherwise.

     [If you permit, we will allow each Employee to choose how purchase payments are allocated among the Fixed Interest Account and the investment divisions of the Separate Account. An allocation for new purchase payments may be changed by telling us. The change will be made upon receipt, unless a later date is specified, which may be up to 30 days after we receive the request. Allocations must be in whole number percentages (e.g., 33 1/3% cannot be chosen).]

     We will accept under your contract amounts you send us for each Employee up to the annual and aggregate amount limitations of Section 457 of the Code. In addition, we have a lifetime maximum per Employee for all purchase payments of [$500,000]. We may either return amounts that are above this limit or agree to take them (if the Code allows). We may change the maximum by telling you in writing at least 90 days in advance.

     We will not accept purchase payments for any Employee until: (a) we receive your request that this contract be utilized for that person; and (b) we have entered that person's name on our records under this contract. We will not accept purchase payments under this contract for any Employee who is not employed by you. We will not accept any purchase payments for an Employee after you have made a withdrawal based on separation from service of that Employee under Section 7.4(b) below.

     [We will not accept any purchase payments (except transfers or exchanges) for an Employee on whose behalf you are withdrawing money under a systematic termination under Section 7.4(i), or who has made a withdrawal based on separation from service under Section 7.4(b).]

                       SECTION 4--FIXED INTEREST ACCOUNT

4.1  Crediting of Interest

     Interest on amounts allocated to the Fixed Interest Account will be credited from the date they are received at our designated office or transferred from the Separate Account. Interest will be credited on amounts in the Fixed Interest Account until the earliest of (a) withdrawal because of the death of an Employee (or the death of the Employee's spouse who has continued the [Contract]), (b) the date the amounts are withdrawn or transferred to the Separate Account, or (c) the date the Employee starts to receive income payments. The interest rates we declare are "annual effective yields." The interest rates we set from time to time will never be less than 3%.

     [Different interest rates may apply to each purchase payment depending on the date the purchase payment is received at our designated office. The declared interest rate in effect when a new purchase payment is received will be credited on that purchase payment until the last day of the first purchase payment year. A new interest rate will be declared for each new purchase payment year and will apply both to the original purchase payment and all earnings on that purchase payment. We may declare interest rates for one year periods starting on the date the purchase payment is received, instead of based on purchase payment years. If we do so we will tell you in advance. We will only do this for new purchase payments.]

     [We may credit a different interest rate on transfers and exchanges under
     Section 3.2 than we do on other purchase payments and on transfers from the Separate Account. The rates for new purchase payments and transfers from the Separate Account may be different than the rates credited on amounts already in the Fixed Interest Account. The rates also may vary depending on the amount of the Employee's Account Balance.]

4.2  Administrative Fee

     [No administrative fee applies to the Fixed Interest Account.] [At the end of each Employee Year, we may deduct a $20 administrative fee from an Employee's Fixed Interest Account on a "first-in, first-out" basis from purchase payments and then from earnings on such purchase payments, if the Account Balance is less than $10,000 and no purchase payments were received during the Employee Year. If the Employee's Fixed Interest Account Balance is less than $20 at the end of an Employee Year, we will waive the fee.

     We may change the date on which the administrative fee is deducted to the [Contract] anniversary. If we do so, we will tell you in advance.]

                          [SECTION 5--SEPARATE ACCOUNT

5.1  Separate Account E

     Metropolitan Life's Separate Account E, an investment account we maintain separate from our other assets, is used under this contract for amounts allocated or transferred to available investment divisions. We own the assets in the Separate Account. The Separate Account will not be charged with liabilities that arise from any other business that we conduct. We also will add amounts to the Separate Account from other contracts of ours.

     The Separate Account is divided into investment divisions, each of which buys shares in a corresponding portfolio of the Funding Options. Thus, the Separate Account does not invest directly in stocks, bonds, etc., but leaves such investments to the Funding Options to make. The Funding Options also may be bought by other separate accounts of ours, our affiliates and other insurance companies.

5.2  Accumulation Units

     We keep track of each investment division of the Separate Account separately using accumulation units. Initially, we set the value of each accumulation unit. At the end of each valuation period, we then revise it by taking the net asset value of a share in the applicable Funding Options portfolio at the end of the valuation period, add any Funding Options dividend or capital gain distribution during the valuation period, subtract any per share charge for taxes and reserves for taxes, and divide this total by the net asset value of a share of the same portfolio as of the start of the valuation period. Then we subtract a charge not to exceed [.000025905] per day (an effective annual rate of [.95%]) for administrative expenses and mortality and expense risks we assume under each [Contract]. This calculation results in a factor that we multiply the previous accumulation unit value by in order to determine the new accumulation unit value.

5.3  Valuation

     A valuation period is the period between one calculation of an accumulation unit value and the next calculation. Normally, we calculate accumulation units once each day the New York Stock Exchange is open for trading, but we can delay this determination if an emergency exists, making valuation of assets in the Separate Account not reasonably practicable, or if the Securities and Exchange Commission permits such deferral. We may change when we calculate the accumulation unit value to the extent permitted by law.

     Amounts added to the Separate Account will be credited as of the end of the valuation period during which we receive them at our designated office or they are transferred from the Fixed Interest Account. Additions to or withdrawals from an investment division may only be made as of the end of a valuation period.

5.4  Administrative Fee

     No administrative fee applies to the Separate Account.

5.5  Changes to the Separate Account

     We may make certain changes to the Separate Account if we think they would best serve the interests of Employees in or owners of the contracts or would be appropriate in carrying out the purposes of such contracts. Any changes will be made only to the extent and in the manner permitted by applicable laws. We will notify you in advance of any change we intend to make and where necessary obtain your approval.

     If any changes result in material change in the underlying investments of an investment division to which an amount is allocated, a new choice of investment divisions may be made.]

                             [SECTION 6--TRANSFERS

6.1  Transfers Generally

     Transfers may be made between investment divisions of the Separate Account, from an investment division to the Fixed Interest Account, or from the Fixed Interest Account to an investment division. [However, only one transfer per Employee Year can be made from the Fixed Interest Account to the Separate Account and only up to 20% of the Fixed Interest Account Balance may be transferred.] [However, any transfers from the Fixed Interest Account are subject to any applicable withdrawal charge described in Section 7.] You may make transfers by making a written request at our designated office or by telephone.

     If a transfer is made from the Fixed Interest Account, we will determine which purchase payments and earnings to take it from as if it was a withdrawal as described in Section 7. If a transfer is made from the Fixed Interest Account to the Separate Account and then a transfer is made from the Separate Account to the Fixed Interest Account [(or from the Separate Account to the Fixed Interest Account, and then from the Fixed Interest Account to the Separate Account)] within 12 months, this will be treated as a return of the same money whether or not it really is. Thus, after the transfer back to the Fixed Interest Account, it will earn the same interest rate that it would have been earning had neither transfer ever taken place. Any amounts in excess of the original transfer and any amounts transferred more than 12 months after the first transfer will be treated as a new purchase payment.]

                            SECTION [7]--WITHDRAWALS

[7.1]  Withdrawal Request

       Withdrawals may be made by contacting our designated office. Any withdrawal request must be signed by you or your designee and must clearly state [the account (and investment division, if any)] from which the withdrawal is to be made. The minimum withdrawal is [$500] or the Employee's entire account or division balance, if less.

       [No withdrawal charge applies unless additional funding options are made available under the Plan, as discussed below.]

[7.2]  [Partial Withdrawals

       If a partial withdrawal is made from [an investment division or] the Fixed Interest Account, we will [first] withdraw any amounts from [purchase payments] [in the Fixed Interest Account] that can be withdrawn with no withdrawal charge, then withdraw amounts from [purchase payments][in the Fixed Interest Account] subject to a withdrawal charge (ignoring the [20%] exemption provided below), and will then withdraw other amounts from any [earnings] on such purchase payments, in each case on a "first-in, first-out" (FIFO) basis. To determine from what amounts a withdrawal is taken for tax purposes, we will apply tax rules which may be different.]

[7.3]  [Withdrawal Charges [If Additional Funding Options Become Available]

       [If the Plan offers funding options that are different than those offered as of the issue date, we may impose withdrawal charges. If we do so, we will tell you and the following withdrawal charges will apply.]

       Withdrawal charges when they apply, are imposed on each purchase payment [in the Fixed Interest Account] for the first [seven] purchase payment years as shown in the following table.

                     =====================================
                         During Purchase Payment Year
                     [ 1   2   3   4   5   6   7   [8]   &
                                                   Beyond
                       7%  6%  5%  4%  3%  2%  1%   0%]
                     =====================================


     To determine the withdrawal charge, [we treat an Employee's Account Balance as if it were a single account, and ignore both the Employee's actual allocations and what account or division the withdrawal is actually coming from. To do this,] we first treat the withdrawal from [the Fixed Interest Account] as coming from purchase payments that can be withdrawn without a withdrawal charge, then from other purchase payments, and then from [earnings] on such purchase payments--in each case on a first-in, first-out basis. Once we have determined the amount of the withdrawal charge (as explained below), we will actually withdraw it from [the Fixed Interest Account] [each account and investment division in the same proportion as the withdrawal that is being made.] In determining what the withdrawal charge is, we do not include [earnings], although the actual money to pay the withdrawal charge may come from [earnings].

        For partial withdrawals from [the Fixed Interest Account], we pay you what was asked for [provided such amount is eligible for withdrawal] and reduce the [Fixed Interest] Account Balance by a larger amount, as follows: the amount to which no withdrawal charge applies, plus the amount to which a withdrawal charge applies divided by 100% minus the percentages shown above (so that if the percentage shown is 7% we divide by 93%). If the Employee's [Fixed Interest] [account balance] [in any investment division or account] is not sufficient to allow us to make a partial withdrawal and deduct the withdrawal charge, we will treat your request as a request for a full withdrawal. For full withdrawals [from the Fixed Interest Account], we multiply each amount to which the withdrawal charge applies by the percentages shown above, keep the resulting amount as a withdrawal charge and pay you the rest.]

[7.4]   [Exemptions From Withdrawal Charges

        When withdrawal charges are imposed, no withdrawal charge will apply:

        (a) to any [full] withdrawal [from the Fixed Interest Account] made while the Employee is disabled (as defined under Section 72(m)(7) of the Code).

        (b) to any [full] withdrawal [from the Fixed Interest Account]:

        (1) because of an Employee's separation from service from the employer sponsoring the Plan [provided the Employee has been covered under this contract for at least ten (10) uninterrupted years]; or

        (2) because of the Employee's retirement pursuant to the Plan's written provisions, or, if no provisions exist, after the tenth Employee Year (as verified in writing in a form acceptable to us).

        [This exemption from withdrawal charges does not apply to withdrawals of any transfer or exchange amounts contributed under this contract from other investment vehicles on a tax-free basis.]

        (c) To any minimum withdrawal that is required to avoid Federal income tax penalties.

        (d) To any withdrawal made under Section 9 after the Employee's death.

        (e) To any withdrawal made to provide income payments for life, or for a period of five years or more if the payments cannot be accelerated.

     (f) To any withdrawal that is the result of an unforeseen emergency encountered by the Employee as defined under IRS regulations (as verified in writing in a form acceptable to us).

     (g) If the Plan is terminated, and the Employee's [Account Balance] is transferred to another one of our annuities.

     (h) To direct transfers to any funding vehicles pre-approved by us.

     (i) [To a full withdrawal [from the Fixed Interest Account] which is paid annually over four years ("systematic termination") as follows:

         (1) 20% of the Employee's [Fixed Interest] [Account Balance] upon receipt of the request (reduced by any partial withdrawal from the Employee's [Fixed Interest] [Account Balance] made in the same Employee Year);
         (2) 25% of the Employee's then current [Fixed Interest] [Account Balance] one year later;
         (3) 33 1/3% of the Employee's then current [Fixed Interest] [Account Balance] two years later;
         (4) 50% of the Employee's then current [Fixed Interest] [Account Balance] three years later; and
         (5) the remainder of the Employee's [Fixed Interest][Account Balance] four years later.

     The remaining withdrawal may be canceled at any time, but if it is, any new systematic termination would be paid over a new four year period. Full withdrawals [from the Fixed Interest Account] over fewer than four years or for amounts in excess of the percentages shown above will be subject to the withdrawal charges described above.]

     (j) For the Fixed Interest Account only, if we agree in writing that none will apply.]

[7.5][Free Corridor

     In addition to the exemptions described in Section 7.4, withdrawals in any [Contract] Year will be exempt from the withdrawal charge to the extent of:
     (i) those amounts, if any, that can be withdrawn without a withdrawal charge, and (ii) any extra amounts needed to make the exemption equal [20%] of the Employee's [Fixed Interest] Account Balance. For example, assume the Employee's [Fixed Interest] Account Balance is $20,000 and no prior withdrawals during the [Contract] Year have been made. You now ask for a withdrawal of $2,000 (i.e., 10%) [from the Fixed Interest Account]. This entire $2,000 may be withdrawn without a withdrawal charge. If you then ask for another withdrawal in the same [Contract] Year and at that time the Employee's [Fixed Interest] Account Balance is $19,000, the maximum additional amount that may be withdrawn without a withdrawal charge is $1,900 (i.e., 10%) for a total of [20%] withdrawn during the

     Employee Year.]

7.6  [Example of Withdrawals

     Assume four purchase payments of $2,400, each allocated 50% to the Fixed Interest Account and 50% to the Growth Division of the Separate Account. Further, assume withdrawal charge percentages of 0%, 3%, 5% and 7%, respectively; and balances of $5,880 in the Fixed Interest Account and $6,350 in the Growth Division. Assume no transfer or exchange purchase payments and that the Employee's entire Account Balance is eligible for withdrawal. A withdrawal of $3,500 is then requested from the Growth Division.

     The free corridor is equal to $2,446, which is determined as: (i) those amounts, if any, that can be withdrawn without a withdrawal charge (i.e., in this case the first purchase payment of $2,400), and (ii) any extra amounts needed to make the exemption equal [20%] of the Account Balance ([20%] of $12,230 = $2,446), i.e., an extra $46. To determine the charge, we first take the $2,446 that can be withdrawn with no charge (it doesn't matter how the Account Balance is allocated -- we are treating the Employee's Account Balance as if it were a single account). We then take $1,054 from the second purchase payment (which is subject to a 3% withdrawal charge) and divide this $1,054 by 97%. The result is $1,086.60. Since the total of these two numbers is $3,532.60 ($2,446 + $1,086.60) and the request was for $3,500, the extra $32.60 is the withdrawal charge. We take the $32.60 from the Growth Division, as well as taking the $3,500 from there. The Employee's Growth Division balance is now $2,817.40, and the total Account Balance is $8,697.40.

     If a full withdrawal is then requested during the same Contract Year, we multiply the remaining $1,313.40 from the Employee's second purchase payment by 3% ($39.40), the third $2,400 purchase payment by 5% ($120), and the fourth $2,400 purchase payment by 7% ($168). No charge applies to the earnings. Thus, we withdraw $327.40 as the withdrawal charge, and pay you the remaining $8370.]

7.7  Right to Delay

     As required by law, we have the right to delay paying any cash withdrawals from the Fixed Interest Account for up to six months. We do not intend to do this except in an extreme emergency. We would, of course, credit interest during any delay.

SECTION [8]--FEDERAL INCOME TAXES

[8.1]  Federal Income Tax Rules As They Relate to 457(b) Annuities

     (a) Purchase payments are not included in the Employee's gross income and, therefore, are not currently taxable. The earnings on these purchase payments are also tax-deferred.

     (b) Withdrawals will not be made available to Employees or their beneficiaries earlier than:

         (1) the calendar year in which the Employee attains age 70 1/2;

         (2) when the Employee is separated from service; or

         (3) when the Employee is faced with an unforeseeable emergency (determined in the manner prescribed in IRS Regulations).

     (c) You are solely responsible to ascertain that the Plan meets the requirements of Section 457(b) of the Code, including the deferral limitations of Sections 457(b) and (c) of the Code, and you represent that the Plan is not subject to Title I of the Employee Retirement Income Security Act of 1974, as amended.
     (d) In order to preserve the status of this contract as a 457(b) annuity, we have the right to amend this contract to make it comply with Federal income tax rules. We will notify you of any amendments and, when required by law, we will obtain the approval of the appropriate regulatory authority.

     [(e) A part-time, seasonal or temporary Employee is considered a qualified participant under this 457(b) contract provided any benefit relied upon to satisfy the requirements of paragraph (d)(1) of Section 3121(b)(7)(F) of the Code is 100% nonforfeitable. A part-time, seasonal or temporary Employee's benefit is considered nonforfeitable within the meaning of
     Section 3121(b)(7)(F) if on any given day the Employee is unconditionally entitled to a single sum distribution on account of death or separation from service that is at least equal to 7.5% of the Employee's compensation for all periods of credited service taken into account in determining whether the Employee's benefit under the retirement system meets the minimum retirement benefit requirements of Section 3121(b)(7)(F).]

     We will refund to you all or part of the Employee's Account Balance, if necessary, to maintain the contract as a 457(b) annuity. If we make such refunds or payments, we will adjust the Employee's Account Balance accordingly. Withdrawal charges will not apply.

                          SECTION [9]-- DEATH BENEFIT

[9.1] The Amount of the Death Benefit

      The death benefit for each Employee is the [greater] [greatest] of:

      [a. The entire Employee's Account Balance as of the date we receive proof of death and a properly completed claim form (no withdrawal charge will apply and no administrative fee will be deducted), or]

      b.  The total purchase payments made minus any partial withdrawals, or

      c. The highest Employee's Account Balance as of the end of the calendar year in which any prior quinquennial (5th, 10th, 15th, etc.) [Contract] anniversary occurs, less any later partial withdrawals and contract charges.

[9.2] Who Receives the Death Benefit

      After we receive proof of death and a properly completed claim form, we will pay you the death benefit (as of the date of settlement). If the Employee dies before distributions begin, his entire interest must be distributed within five (5) years after his death (or later if prescribed by IRS Regulations). You, on behalf of the Employee's beneficiary, may instead satisfy this requirement if you elect to have this amount applied to purchase an income plan as described in Section 10. However, the payment period may not exceed 15 years or the life expectancy of the surviving spouse if such spouse is the beneficiary, and for non-spouse beneficiaries payment must start no later than one year after death (or later if prescribed by IRS Regulations). If the spouse is the beneficiary, payments are not required to begin until the date on which the Employee would have attained age 70 1/2. Also, any amount not distributed to the Employee during his or her life must be distributed after the death of the Employee at least as rapidly as under the method of distribution being used as of the date of death.

                           SECTION [10]--INCOME PLANS

[10.1]   Income Plans Available

         In accordance with the terms of your Plan, MetLife will make available under this contract annuity payments guaranteed for life to Employees or beneficiaries of Employees [on a monthly, quarterly, semiannual or annual basis]. These annuity payments also may be guaranteed for a specified number of years, but not beyond the payee's life expectancy or the joint life expectancy (subject to Internal Revenue Service limitations) if there is more than one payee. If the second payee is not the annuitant's spouse and has a longer life expectancy than the annuitant, Federal income tax rules may further limit the length of any guaranteed period. Other payment plans may be arranged with us [including a variable payment plan if such plans are being offered at the time the annuity plan is chosen.] The investment divisions under a variable payment plan, if offered, are expected to be the same as those specified on the cover page. The amount of each payment under an income plan must be at least $50.

[10.2]   Income Plan Purchases

         All or part of any Employee's Account Balance may be used by you to buy immediate annuities under this contract for the benefit of that Employee or that Employee's beneficiaries.

         Employees or their beneficiaries may begin receiving annuity payments on any date designated by the Contractholder which occurs after the Issue Date, if the Contractholder gives MetLife at least 30 days advance notice. However, annuity payments must start no later than the April 1 of the calendar year after the year in which the Employee attains age 70 1/2, or at a later date if permitted by law. Upon receipt of the Contractholder's request at Metlife's designated office (see Section 1.4), MetLife will send the Contractholder information and the necessary forms to sign. Once annuity payments start, neither the Contractholder nor the payee may change the choice of annuity payments.

         You must send us the following information on behalf of an Employee whenever an income plan is requested:

         (1) The date annuity payments are to start (the "Annuity Commencement Date"). It may not be more than 60 days after MetLife receives your request. If MetLife receives the request less than 30 days before the date you requested as the Annuity Commencement Date, MetLife may make the Annuity Commencement Date the first day of the month after the date you requested.

         (2) The amount to be used to buy the annuity.

         (3) The form of annuity to be bought.

         (4) The name, date of birth, and any other relevant data for each annuitant.

        The distribution of an Employee's Account Balance shall be in accordance with [the provisions of the Plan in which he or she participates and] any applicable federal rules and regulations. The requirements of Code
        Section 401(a)(9) and the Regulations thereunder, including the incidental death benefit requirements of Regulation Section 1.401(a)(9)- 2, shall supersede any contrary terms of this contract.

[10.3]  Cost of Annuities

        The costs of annuities under this contract are set forth in the schedule below. MetLife may change them on or after the first anniversary of the Issue Date by giving the Contractholder at least 90 days notice. No such change will be made within one year of any previous change nor will such change adversely affect any Employee for whom an Employee's Account Balance was maintained immediately prior to the date of the change.

        [The cost of each annuity is $300, plus any applicable tax, plus the amount from the appropriate schedule below for each $1 of monthly annuity payment.]

        (1)  Life Annuity - Payable on the first day of each month from the date
             ------------
             of purchase to the first day of the month in which the annuitant dies.

                  Annuitant's    Amount per $1 Monthly
                  Exact Age      Annuity Payment
                  ----------------------------------

                   55                $212.44
                   60                 188.22
                   65                 162.33
                                              Edition B
                                              (Unisex)

        (2)  100% Joint and Survivor Annuity - Payable on the first day of each
             -------------------------------
             month from the date of purchase to the first day of the month in which the second of the annuitants dies.

             Annuitants' Exact Ages
             ----------------------

             Primary            Survivor   Amount per $1 Monthly
             Annuitant          Annuitant  Annuity Payment
             -----------------------------------------------------

                55                     60                $239.73
                60                     65                 216.25
                65                     65                 201.68
                                                                 Edition B
                                                                 (Unisex)

        (3) Life Annuity with 10 Years Certain Payments - Payable on the first
            -------------------------------------------
            day of each month from the date of purchase to the first day of the month in which the annuitant dies, with 120 payments guaranteed.

                 Annuitant's          Amount per $1 Monthly
                 Exact Age               Annuity Payment
                 ------------------------------------------

                    55                       $215.93
                    60                        193.75
                    65                        171.32

                                                         Edition B
                                                         (Unisex)

        On request, MetLife will furnish values for ages and forms of annuity not shown. Also, if at the time an annuity is bought, MetLife makes it available on more favorable values under contracts in the class to which this contract belongs, then such more favorable values will be applicable.

[10.4]  Guarantee

        If at any time an immediate annuity is bought, MetLife makes it available at a lower cost under contracts in the class to which this contract belongs, then such lower cost will apply.

[10.5]  Income Annuity Certificates

        As of the election of an income plan, MetLife will deliver to the Contractholder a certificate issued to the annuitant that outlines the benefits payable under the annuity.

        Any certificate or certificate rider issued under this contract that is certified in MetLife's name will be considered certified by MetLife as fully as if the signature of one of its officers appeared.

[10.6]  Misstatements

        If MetLife determines that any relevant fact relating to any annuity is misstated, MetLife will not pay more than it would have paid based on the correct information and the cost of the annuity. Any overpayment will, together with interest, be deducted from future payments. Any underpayment will, together with interest, be paid immediately upon receipt of the corrected information. The interest rate will be that used to determine the cost of the annuity.

                           SECTION 11--DISCONTINUANCE

     Discontinuance of Contract

     Either you or we may discontinue this contract for any reason as of any Business Day by giving the other party at least [30] days notice. In addition, if the Plan terminates or ceases to be a 457(b) Plan, or if you fail to fulfill your duties under this contract, we may end this contract immediately by giving you such advance notice as is reasonable under the circumstances.

     The effective date that this contract ends will be the Discontinuance Date. On the Discontinuance Date you may request us to make a transfer of the aggregate of the Employee Account Balances to another funding vehicle you name. The transfer date will be the later of the date you specify or 120 days after we receive your request, unless you choose installment payments in which case payments will be made as specified below.

     Any Employee Account Balance transferred will include the deduction of any applicable withdrawal charges unless you choose installment payments as described below.

     Fixed Interest Account Distribution
     -----------------------------------

     For the Fixed Interest Account Balances, [and subject to any approvals or limitations required by a regulatory agency,] we will make payments under either one of the following options as selected by you. If you do not elect before the transfer date to have payment made in a single sum, then payment will be made in installments as under option (2).


     (1) GAC Transfer Payment:  You may transfer the Fixed Interest Account
         ---------------------
         Balances within 31 days after the Discontinuance Date to a MetLife group annuity contract without a withdrawal charge so long as any event described in Section 2.2 does not occur or has not occurred. That contract will guarantee principal and interest and contain all other provisions required by law for contracts providing such rights.

     (2) Five Installment Payments:   The Fixed Interest Account Balances may be
         --------------------------
         paid (on a pro rata basis among Employee Account Balances) to another funding vehicle under the Plan (including any MetLife investment alternative under the Plan not included in this contract) as designated by you in accordance with the following schedule, provided that any such transfer will be to the default investment alternative under the Plan, if any (i.e., the Investment Funds in which funds are allocated if you do not elect an Investment Fund), except for any Employee Account Balance as to which you elect another allocation. The first such installment will be payable within 31 days after the Discontinuance Date and the following four installments will be paid annually on the anniversary of that date in the amounts shown below.

         Payment          Amount of Payment
         -------          -----------------

         First Payment    One-fifth of the amount, including accrued interest,
                           then remaining in the Fixed Interest Account


         Second Payment   One-fourth of the amount, including accrued interest,
                           then remaining in the Fixed Interest Account


         Third Payment    One-third of the amount, including accrued interest,
                           then remaining in the Fixed Interest Account


         Fourth Payment   One-half of the amount, including accrued interest,
                           then remaining in the Fixed Interest Account


         Fifth Payment    The amount, including accrued interest, then
                           remaining in the Fixed Interest Account

     While installment payments are being made under this option (2), we will continue to credit interest on the unpaid portion of the Account Balances in accordance with Section 4.1. Furthermore, the withdrawal charges described in Section 7.3 will be waived.

     Any other payment method mutually agreeable to both the Contractholder and MetLife may be arranged, subject to any required regulatory approvals.


     Separate Account Distribution
     -----------------------------

     Upon discontinuance we will pay a single lump sum payment of the Account Balances in the Separate Account. The amount of the single sum payment will be the amount remaining in the Separate Account as of the end of the Business Day last preceding the date of such payment. Payment of the single sum will be made in cash on a date within 31 days after the Discontinuance Date unless a later payment date is agreed to by you and us. If in our judgment such payment would involve the sale of assets in the Separate Account for which there is then no readily available market, we will defer the determination and payment of all or part of the amount remaining in the Separate Account for such time as we deem necessary. Payment with respect to the Separate Account on another basis may be arranged by agreement between us and you.

     MetLife's liability for guarantees under this contract will cease upon making the final payment under this contract.

                        SECTION [12]--GENERAL PROVISIONS



[12.1]  Entire Contract

        This contract is the entire contract between the parties. The Contractholder's statements, if any, will be deemed representations and not warranties. No sales representative or other person, except an authorized officer of MetLife, may make or change any contract or make any binding promises about any contract. Any amendment, modification or waiver of any provision of this contract will be in writing and may be made effective on behalf of MetLife only by an authorized officer of MetLife, and on behalf of the Contractholder only by an authorized officer of the Contractholder.

[12.2]  Claims of Creditors; Assignment

        No amounts payable under this contract may be assigned or encumbered and, to the extent permitted by law, no amount payable under this contract will be subject to legal process or attachment for payment of any claim against any payee. This contract may not be assigned to any person; however, if the Plan is consolidated or merged with another plan or if the assets and liabilities of the Plan are transferred to another plan, this contract may be assigned to the plan sponsor of such other plan. Any successor to MetLife, whether by merger, acquisition or otherwise, will automatically succeed to MetLife's rights and obligations under this contract.

[12.3]  Liability for Payments

        Except as described in Section 10.6, MetLife has no obligation to inquire as to the authority of any payee to receive any payments made under this contract or to inquire into or see to the payee's application of any amounts so paid.

[12.4]  Communications; Payments

        All communications between you and us provided for in this contract will be in writing. You will communicate your address to us. Any communication or payment may be made on your behalf by a party or parties you name.

[12.5]  Information to be Furnished

        You will furnish all information and documents that MetLife may reasonably require to determine its rights and duties under this contract and to otherwise administer this contract in accordance with its terms.

[12.6] Applicable Law; Changes; Right to Amend

       This contract is subject to the requirements and restrictions under the Code applicable to 457(b) annuity contracts and will be governed by and construed in accordance with the laws of [the State of Arkansas].

       You and we may change this contract by mutual consent at any time. In addition, in order to preserve the status of this contract as a 457(b) annuity contract, MetLife has the right to amend this contract at any time to make it comply with Federal tax rules, including retroactive amendments.

[12.7] Non-Participating

       This contract is non-participating and does not share in any distribution of our surplus.

[12.8] Statements

       At least [twice] each [Contract] Year before income payments start, we will send you a statement for each Employee with details on purchase payments, values, withdrawals, and other information about the Employee's Account Balance. Information will be provided at other times, if requested in writing and sent to our designated office, unless we have agreed to some other procedure such as notice by telephone.